Exhibit 10.1
HEALTHCARE REALTY TRUST INCORPORATED
LONG-TERM INCENTIVE PROGRAM
1.     Purpose.     The 2007 Employees Stock Incentive Plan (the “Plan”) was adopted to promote the interests of HR and its stockholders by strengthening HR’s ability to attract, motivate, and retain personnel upon whose judgment, initiative, and efforts the financial success and growth of the business of HR largely depend; to offer such personnel additional incentives to put forth maximum efforts for the success of the business; and to afford them an opportunity to acquire a proprietary interest in HR through stock ownership and other performance-based rights. This program is being adopted by the Committee in accordance with the Plan and is intended to further the purposes of the Plan by establishing measurement criteria and other terms and provisions for long-term incentive awards under the Plan (the “Long-Term Incentive Program”).
2.     Definitions.     Whenever the following capitalized terms are used in this Long-Term Incentive Program, they shall have the meanings specified below:
     “FAD” means funds available for distribution as reported to the public by HR in its earnings and results of operations news releases, or if not reported to the public, calculated in a manner consistent with its reporting for the quarter ended September 30, 2007.
     “FFO” means funds from operations, as reported to the public by HR in its earnings and results of operations news releases and in its periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or if not reported to the public, calculated in a manner consistent with its reporting for the quarter ended September 30, 2007.
     “NOI” means net operating income, normalized for items that would otherwise inhibit a meaningful comparison of NOI period to period.
     Other capitalized terms used herein, but not defined, shall have the meanings attributed to such terms in the Plan.
3.     Participation.     The Participants in this Long-Term Incentive Program are those employees who have been selected by the Committee as those capable of having a significant impact on the overall operations of HR, and shall include all officers of HR and any Subsidiary having the title of Secretary, Associate Vice President, Vice President, Senior Vice President, President or Chief Executive Officer.
4.     Memorandum Account.     There shall be a memorandum account (the “Memorandum Account”) maintained for each Participant, which shall include as an initial balance, the amounts credited to the memorandum accounts pursuant to the Fourth Implementation under the Healthcare Realty Trust Incorporated 2003 Employees Stock Incentive Plan, which has been superseded by the Plan. Beginning on January 1, 2008 and each year thereafter until the termination of the Long Term Incentive Program, each Participant will have an additional amount credited to his or her Memorandum Account that is equal to 25% of such Participant’s Base Salary. The balance of the Memorandum Account will be reduced by the amount applied to any Award granted to the Participant in accordance with Section 5 below. Any balance remaining in the Participant’s Memorandum Account shall be available for application with respect to future Awards. However, the Committee may make Awards having a value in excess of a Participant’s Memorandum Account when exceptional performance has been demonstrated.
     The amounts set forth in each Memorandum Account will be non-book memorandum account balances, employed for reference purposes only and shall create no claim upon the assets of HR. HR shall not be liable for payment of interest upon the balance of any Memorandum Account or upon any Award.

5.     Awards.     Awards may be granted to each Participant upon the Committee’s determination and in its discretion and shall be subject to such vesting periods and requirements as the Committee determines. Management of HR may annually propose Awards under the Long-Term Incentive Program to the Committee.
     If management proposes Awards under the Long-Term Incentive Program, such proposal shall include: the aggregate size and amount of the Awards; a schedule of Participants and the allocation of Awards by Participant; and an analysis of HR’s performance for the previous year. The measurement of HR’s performance shall be based on performance for the twelve month period ended September 30, or such other period as may be appropriate, and shall include an analysis of the following criteria:
•	Portfolio performance, which shall include an evaluation of occupancy, NOI improvement and asset management;

•	Investment performance, which shall include an evaluation of the portfolio suitability, accretive effect and long-term attributes of investments;

•	Cash flow performance, which shall include an evaluation of HR’s FAD dollars, FFO dollars, FAD per share, FFO per share and cash flow from operations; and

•	Affordability, which shall include an evaluation of the effects of the proposed Awards on future earnings.
     In determining whether to grant Awards under the Long-Term Incentive Program, the Committee shall consider management’s proposals and analysis and any and all other information that the Committee deems relevant to its determination. The Committee shall have the sole discretion to accept, reject or modify management’s proposed Awards. The Committee shall also have the discretion to designate an aggregate amount of Awards for a group of Participants, other than named executive officers, to be allocated to individual Participants at the discretion of the Chief Executive Officer.
6.     Elective Restricted Stock Award.
     In addition to any Award made available pursuant to Section 5 above, each year a Participant shall be entitled (i) to reduce Base Salary for the succeeding year (the “Reduction Year”) by a percentage amount which shall be applied to the acquisition of Restricted Stock (the “Acquisition Shares”), and (ii) to receive an Award based upon a multiple of the Acquisition Shares determined by the restriction period selected by the Participant (the “Restriction Multiple”).
     6.1     Acquisition Shares. The percentage of Base Salary that Participant may elect to be reduced and applied to Acquisition Shares must be minimum of 5% and may be increased by increments of 5% to a maximum of 40% of Base Salary. The elected percentage of Base Salary shall be divided by the closing market price of the Company’s stock on the last business day of the year to determine the number of Acquisition Shares. The amount of Base Salary applied to the acquisition of Restricted Stock shall reduce Base Salary of Participant for the Reduction Year.
     6.2     Restriction Multiple. The Restriction Multiple shall be determined by Participant’s selection of a restriction period of three, five or eight years. The Restriction Multiple shall be: 1.3 for a restriction period of three years; 1.5 for a restriction period of five years; or 2.0 for a restriction period of eight years.

     6.3.     Election Notice. Each Participant must deliver written notice of Participant’s election to obtain an Award pursuant to this Section 6 to the Director of Human Resources of the Company no later than the last business day prior to the beginning of the Reduction Year. The notice shall contain the percentage reduction in Base Salary and the restriction period selected by Participant. Unless otherwise approved by the Director of Human Resources, the election shall be irrevocable by Participant.
     6.4     The Award. The product of the Restriction Multiple times the Acquisition Shares shall be the number of shares constituting an Award pursuant to this Section 6. Awards determined pursuant to this Section 6 shall be delivered to each Participant as soon as practicable, but prior to the record date for payment of the dividend declared in January of the Reduction Year. Each Participant must be an employee of the Company at the date of the delivery of the Award to receive the Award. In the event that a Participant ceases to be an employee of the Company subsequent to delivery of the election described in 6.3 and the date of delivery of the Award, the Participant shall be entitled to receive the amount by which Base Salary had been reduced pursuant to Section 6.1, but no other amount or Award.
7.     Termination of Employment. In the event of termination of a Participant’s employment, the disposition of any unvested Awards will be determined in accordance with such Participant’s written employment agreement. If a Participant is not employed pursuant to a written employment agreement and voluntarily terminates his or her employment, or is terminated for Cause (as such term is defined in the Plan), such Participant will forfeit any unvested Awards. If a Participant is not employed pursuant to a written employment agreement and such employment is terminated by HR without Cause, or by reason of Participant’s retirement (upon attainment of eligibility to retire in accordance with any applicable Company policy then in effect) all unvested Awards will immediately vest. The provisions of Section 10 of the Plan will govern in the event of a Change of Control and are not intended to be altered by this Section 7.
8.     Amendments. The Committee may from time to time amend or modify this Long-Term Incentive Program, provided that no such action shall adversely affect Awards previously granted hereunder.
9.     Survival.     The Long-Term Incentive Program shall continue in effect as long as the Plan is in effect or until terminated by the Committee.
Adopted by the Committee on December 10, 2007.

/s/ Edwin B. Morris III
Edwin B. Morris III, Chairman

/s/ J. Knox Singleton
J. Knox Singleton

/s/ C. Raymond Fernandez, M.D.
C. Raymond Fernandez, M.D.